Exhibit 10.1

SUBORDINATED NOTE PURCHASE AGREEMENT

This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of November 5, 2021, and is made by and between National Bank Holdings Corporation, a Delaware corporation (the “Company”), and each purchaser of the Subordinated Note (as defined herein) identified on the signature page hereto (each a “Purchaser” and collectively, the “Purchasers”).

RECITALS

WHEREAS, the Company has requested that the Purchasers purchase from the Company up to $40,000,000 in aggregate principal amount of Subordinated Notes, which aggregate amount is intended to be eligible to qualify as Tier 2 Capital (as defined herein);

WHEREAS, the Company has engaged Keefe, Bruyette & Woods, Inc. as its exclusive placement agent (“Placement Agent”) for the offering of the Subordinated Notes;

WHEREAS, each of the Purchasers is an “accredited investor” as such term is defined in Rule 501(a)(1)-(3) and (7) of Regulation D (“Regulation D”) adopted under the Securities Act of 1933, as amended (the “Securities Act”), or a QIB (as defined herein);

WHEREAS, the offer and sale of the Subordinated Notes by the Company is being made in reliance upon the exemptions from registration available under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D; and

WHEREAS, each Purchaser is willing to purchase from the Company a Subordinated Note in the principal amount set forth on such Purchaser’s signature page to this Agreement (the “Subordinated Note Amount”) in accordance with the terms, subject to the conditions and in reliance on, the recitals, representations, warranties, covenants and agreements set forth herein and in the Subordinated Notes.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.DEFINITIONS.
1.1Defined Terms.  The following capitalized terms used in this Agreement have the meanings defined or referenced below.  Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and Subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates.

“Agreement” has the meaning set forth in the preamble hereto.

“Bank” means NBH Bank, a Colorado state-chartered bank, member of the Federal Reserve Bank of Kansas City and wholly-owned Subsidiary of the Company.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Delaware are permitted or required by any applicable law or executive order to close.

“Bylaws” means the Amended and Restated Bylaws of the Company, as in effect on the Closing Date.

“Charter” means the Certificate of Incorporation of the Company, as amended and as in effect on the Closing Date.

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” means November 5, 2021.

“Company” has the meaning set forth in the preamble hereto and shall include any successors to the Company.

“Company Covered Person” has the meaning set forth in Section 4.2.4.

“Company’s Reports” means (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC on February 24, 2021, including the audited financial statements of the Company contained therein; (ii) the Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, as filed with the SEC on May 4, 2021, and for the quarter ended June 30, 2021, as filed with the SEC on August 4, 2021, including the unaudited financial statements of the Company contained therein and (iii) the Company’s public reports for the year ended December 31, 2020 and the periods ended March 31, 2021 and June 30, 2021; as filed with the FRB as required by regulations of the FRB.

“control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Disqualification Event” has the meaning set forth in Section 4.2.4.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.

“Event of Default” has the meaning set forth in the Subordinated Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency (including, without limitation, each applicable Regulatory Agency) with jurisdiction over the Company or any of its Subsidiaries.

“Governmental Licenses” has the meaning set forth in Section 4.3.

“Hazardous Materials” means flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including:  the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws and regulations.

“Indebtedness” means:  (i) all obligations in respect of indebtedness for borrowed money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company; and (ii) all obligations for indebtedness of the type referred to in the preceding clause (i) of persons other than the Company or any of its Subsidiaries, secured by any lien on  property owned by the Company or any Subsidiary whether or not such obligations shall have been assumed (it being understood that the amount of such obligations described in clause (ii), for the purposes of this definition, shall be the lesser of the aggregate principal amount of such obligations and the fair market value (as determined by the Company in good faith) of the property of the Company or any Subsidiary securing such obligations); provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of the Company’s or the Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by the

Company or the Bank or any other Subsidiary, repurchase arrangements and derivatives transactions and consistent with customary banking practices and applicable laws and regulations.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Material Adverse Effect” means any change or effect that (i) is or would be material and adverse to the financial condition, results of operations or business of the Company and its Subsidiaries, taken as a whole, or (ii) would materially impair the ability of the Company to perform its respective obligations under any of the Transaction Documents; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes after the date of this Agreement in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (2) changes after the date of this Agreement in GAAP or regulatory accounting requirements applicable to financial institutions in the United States and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to the Company or the Bank (4) direct effects of compliance with this Agreement on the operating performance of the Company or the Bank including expenses incurred by the Company, the Bank or the Purchasers in consummating the transactions contemplated by this Agreement, and (5) the effects of any action or omission taken by the Company with the prior written consent of the Purchasers, and vice versa, or as otherwise contemplated by this Agreement and the Subordinated Notes, (6) the effects of any declaration of a state of emergency by the government of the United States or any State of the United States; and (7) the effects of any epidemic, pandemic or disease outbreak, or continuation or extension of any epidemic, pandemic or disease outbreak, affecting the United States, except, in the case of the foregoing clauses (1), (2), (3), (6) or (7), to the extent that the Company is disproportionately adversely affected thereby relative to other financial institutions with similar operations.

“Maturity Date” means November 15, 2031.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Placement Agent” has the meaning set forth in the Recitals.

“Property” means any real property owned or leased by the Company or any Affiliate or Subsidiary of the Company.

“Purchaser” or “Purchasers” has the meaning set forth in the preamble hereto.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Regulation D” has the meaning set forth in the Recitals.

“Regulatory Agency” means any federal or state agency charged with the supervision or regulation of depository institutions or holding companies of depository institutions, or engaged in the insurance of depository institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to the Company, the Bank or any of their Subsidiaries.

“Secondary Market Transaction” has the meaning set forth in Section 5.5.

“Securities Act” has the meaning set forth in the Recitals.

“Subordinated Note” means the Subordinated Note (or, in the case that more than one Subordinated Note is outstanding, collectively, the “Subordinated Notes”) in the form attached as Exhibit A hereto, as amended, restated, supplemented or modified from time to time, and each Subordinated Note delivered in substitution, subdivision or exchange for such Subordinated Note.

“Subordinated Note Amount” has the meaning set forth in the Recitals.

“Subsidiary” means with respect to any Person, any other Person in which a majority of the outstanding voting shares of Equity Interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or equivalent Person or body thereof, is directly or indirectly owned by such Person.

“Tier 2 Capital” has the meaning given to the term “Tier 2 capital” in 12 C.F.R. Part 217, as amended, modified and supplemented and in effect from time to time or any replacement thereof.

“Transaction Documents” means this Agreement and each Subordinated Note.

1.2Interpretations.  The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined.  The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Eastern Time unless otherwise specifically provided.  All references to this Agreement and the Subordinated Notes shall be deemed to be to such documents as amended, modified or restated from time to time.  With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any amendment, replacement, extension or other modification thereof.
1.3Exhibits Incorporated.  All Exhibits attached hereto are hereby incorporated into this Agreement.
2.SUBORDINATED DEBT.
2.1Certain Terms.  Subject to the terms and conditions herein contained, the Company agrees to issue and sell to the Purchasers, severally and not jointly, Subordinated Notes in an aggregate principal amount equal to the aggregate of the Subordinated Note Amounts.  The Purchasers, severally and not jointly, each agree to purchase the Subordinated Notes from the Company in an amount equal to such Purchaser’s Subordinated Note Amount from the Company on the Closing Date in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the Subordinated Notes.  The Subordinated Note Amounts shall be disbursed in accordance with Section 3.1.
2.2The Closing.  The execution and delivery of the Transaction Documents and the closing of the sale and purchase of the Subordinated Notes (the “Closing”) shall occur remotely via electronic or other exchange of documents and signature pages, at 10:00 a.m. Eastern Time on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.
2.3No Right of Offset.  Each Purchaser hereby expressly waives any right of offset it may have against the Company or any of its Subsidiaries.
2.4Use of Proceeds.  The Company shall use the net proceeds from the sale of Subordinated Notes for general corporate purposes, which may include, without limitation, the repayment of certain outstanding indebtedness; provided; however, that no part of the proceeds from the sale of any of the Subordinated  Notes  will  be  used  by  the  Company  or  any  of  its Subsidiaries  or  Affiliates,  directly  or indirectly, to pay Stifel, Nicolaus & Company, Incorporated or any affiliate of Stifel, Nicolaus & Company, Incorporated, including the Placement Agent.
3.DISBURSEMENT.
3.1Disbursement.  On the Closing Date, assuming all of the conditions set forth in Section 3.2 have been satisfied by the Company or waived by the Purchaser, each Purchaser shall disburse to the Company in immediately available funds the Subordinated Note Amount set forth on each Purchaser’s respective signature page to this Agreement in exchange for a Subordinated Note with a principal amount equal to such Subordinated Note Amount.
3.2Conditions Precedent to Disbursement.
3.2.1Conditions to the Purchasers’ Obligation. The obligation of each Purchaser to consummate the purchase of the Subordinated Notes to be purchased by such Purchaser at Closing and to effect the Disbursement is subject to the satisfaction or delivery by or at the direction of the Company to such Purchaser (or, with respect to the opinion of counsel, the Placement Agent), on or prior to the Closing Date, of  each of the following (unless such Purchaser shall have waived such satisfaction or delivery):
3.2.1.1Transaction Documents.  Each of the this Agreement and each Purchaser’s Subordinated Notes has been duly authorized and executed by the Company.
3.2.1.2Authority Documents.
(a)A copy, certified by the Secretary or Assistant Secretary of the Company, of the Charter of the Company;

(b)A certificate of existence of the Company issued by the Secretary of State of the State of Delaware;
(c)A copy, certified by the Secretary or Assistant Secretary of the Company, of the Bylaws of the Company;
(d)A copy, certified by the Secretary or Assistant Secretary of the Company, of the resolutions of the Board of Directors of the Company, or any duly authorized committee thereof, authorizing the execution, delivery and performance of the Transaction Documents;
(e)An incumbency certificate of the Secretary or Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to sign the Transaction Documents and the other documents provided for in this Agreement;
(f)The opinions of (i) Wachtell, Lipton, Rosen & Katz, counsel to the Company, dated as of the Closing Date, substantially in the form set forth at Exhibit B attached hereto addressed to the Purchasers and the Placement Agent and (ii) Angela Petrucci, as General Counsel of the Company, dated as of the Closing Date, substantially in the form set forth at Exhibit C attached hereto addressed to the Purchasers and the Placement Agent; and
3.2.2Conditions to the Company’s Obligation.
3.2.2.1With respect to a given Purchaser, the obligation of the Company to consummate the sale of the Subordinated Notes and to effect the Disbursement is subject to the satisfaction or delivery by or at the direction of such Purchaser, on or prior to the Closing Date, of each of the following (unless the Company shall have waived such satisfaction or delivery):
(a)The delivery to the Company of this Agreement duly authorized and executed by each Purchaser; and
(b)The disbursement to the Company in immediately available funds the Subordinated Note Amount set forth on each Purchaser’s respective signature page to this Agreement.

4.REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company hereby represents and warrants to each Purchaser, as of the date hereof, as follows:

4.1Organization and Authority.
4.1.1Organization Matters of the Company and Its Subsidiaries.
4.1.1.1The Company is a duly organized corporation, is validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Transaction Documents.  The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.  The Company is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.
4.1.1.2The entities set forth on Schedule A attached hereto are the only direct or indirect Subsidiaries of the Company as of the date hereof.  Each Subsidiary of the Company (other than the Bank) has been duly organized and is validly existing either as a corporation or limited liability company, or, in the case of the Bank, has been duly chartered and is validly existing as a Colorado state-chartered bank, in each case in good standing under the laws of the jurisdiction of its incorporation, has the corporate or similar power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or to be in good standing would not reasonably be expected to result in a Material Adverse Effect.  All of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary of the Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company, directly or through Subsidiaries of the Company, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.  None of the outstanding shares of capital stock of, or other Equity Interests in, any Subsidiary of the Company were issued in violation of the preemptive or similar rights of any security holder of such Subsidiary of the Company or any other entity.
4.1.1.3The Bank is a Colorado state-chartered bank.  The deposit accounts of the Bank are insured by the FDIC up to applicable limits.  The Bank has not received any notice or other information indicating that the Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of the Bank as an FDIC-insured institution.
4.1.2Capital Stock and Related Matters.  The Charter of the Company authorizes the Company to issue 200,000,000 shares of Class A Common Stock, $0.01 par value, 200,000,000 shares of Class B Non-Voting Common Stock, $0.01 par value, and 50,000,000 shares of preferred stock, $0.01 par value.  As of August 2, 2021, there were 30,800,985 shares of the Company’s Class A Common Stock issued and outstanding, no shares of the Company’s Class B Non-Voting Common Stock issued and outstanding, and no shares of the Company’s preferred stock issued and outstanding. All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and non-assessable.  Except pursuant to the Company’s equity incentive plans duly adopted by the Company’s Board of Directors, there are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment to any Person other than the Company.
4.2No Impediment to Transactions.
4.2.1Transaction is Legal and Authorized.  The issuance of the Subordinated Notes, the borrowing of the aggregate of the Subordinated Note Amounts, the execution of the Transaction Documents and compliance by the Company with all of the provisions of the Transaction Documents are within the corporate and other powers of the Company.
4.2.2Agreement.  This Agreement has been duly authorized, executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other Purchasers, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
4.2.3Subordinated Notes.  The Subordinated Notes issued on the Closing Date have been duly authorized by the Company and when duly executed by the Company and issued by the Company and delivered to and paid for by the Purchasers in accordance with the terms of this Agreement, will have been duly executed, issued and delivered, and will constitute legal, valid and binding obligations of the Company and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
4.2.4Exemption from Registration.  Neither the Company, nor any of its Subsidiaries or Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Subordinated Notes.  Assuming the accuracy of the representations and warranties of each of the Purchasers set forth in this Agreement, the Subordinated Notes will be issued in a transaction exempt from the registration requirements of the Securities Act.  No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Person described in Rule 506(d)(1) of Regulation D (each, a “Company Covered Person”).  To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event.
4.2.5No Defaults or Restrictions.  Neither the execution and delivery of the Transaction Documents by the Company nor the compliance by the Company with their respective terms and conditions will (whether with or without the giving of notice or lapse of time or both)

(i) violate, conflict with or result in a breach of, or constitute a default under:  (1) the Charter or Bylaws of the Company; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any material contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which the Company or Bank, as applicable, is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency applicable to the Company or the Bank; or (4) any statute, rule or regulation applicable to the Company, except, in the case of items (2), (3) or (4), for such violations and conflicts, breaches and defaults that would not, singularly or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of the Company.  Neither the Company nor the Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which the Company or the Bank, as applicable, is a party or by which the Company or the Bank, as applicable, or any of its properties may be bound or affected, except, in each case, for defaults that would not, singularly or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
4.2.6Governmental Consent.  No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Transaction Documents, except for applicable requirements, if any, of the Securities Act, the Exchange Act or state securities laws or “blue sky” laws of the various states and any applicable federal or state banking laws and regulations.
4.3Possession of Licenses and Permits.  The Company and each of its Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by them except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such applicable Subsidiary. The Company and each Subsidiary of the Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or such applicable Subsidiary of the Company. All of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company or such applicable Subsidiary of the Company. Neither the Company nor any Subsidiary of the Company has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

4.4Financial Condition.
4.4.1Company Financial Statements. The financial statements of the Company included in the Company’s Reports (including the related notes, where applicable), which have been provided to the Purchasers (i) have been prepared from, and are in accordance with, the books and records of the Company; (ii) fairly present in all material respects the results of operations, cash flows, changes in stockholders’ equity and financial position of the Company and its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, (x) as indicated in such statements or in the notes thereto, (y) for any statement therein or omission therefrom that was corrected, amended, or supplemented or otherwise disclosed or updated in a subsequent Company’s Report, and (z) to the extent that any unaudited interim financial statements do not contain the footnotes required by GAAP, and were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount, either individually or in the aggregate. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. The Company does not have any material liability of a nature that is required by GAAP to be set forth in a consolidated balance sheet of the Company (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet (or notes thereto) of the Company contained in the Company’s Reports for the Company’s most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby.
4.4.2Absence of Default.  Since the end of the Company’s last fiscal year ended December 31, 2020, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company the right to accelerate the maturity of any material Indebtedness of the Company.  The Company is not in default under any Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, except for such defaults that would not reasonably be expected to result, singularly or in the aggregate, in a Material Adverse Effect on the Company.
4.4.3Solvency.  After giving effect to the consummation of the transactions contemplated by this Agreement, the Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature.  No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Subsidiary of the Company.
4.4.4Ownership of Property.  The Company and each of its Subsidiaries has good and marketable title as to all real property owned by it and good title to all assets and properties owned by the Company and such Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet contained in the Company’s Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory deposits, obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank, the FRB, inter-bank credit facilities, reverse repurchase agreements or any transaction by the Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet due or delinquent or which are being contested in good faith and (iii) such as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.  The Company and each of its Subsidiaries, as lessee, has the right under valid and existing Leases of real and personal properties that are material to the Company or such Subsidiary, as applicable, in the conduct of its business to occupy or use all such properties as presently occupied and used by it.
4.5No Material Adverse Effect.  Since the end of the Company’s last fiscal year ended December 31, 2020, there has been no development or event that has had or would reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect.
4.6Legal Matters.
4.6.1Compliance with Law.  The Company and each of its Subsidiaries (i) has complied with and (ii) to the Company’s knowledge, is not under investigation with respect to, and, to the Company’s knowledge, has not been threatened to be charged with or given any notice of any material violation of, any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, except where any such failure to comply or violation would not reasonably be expected to result, singularly or in the aggregate, in a Material Adverse Effect.  The Company and each of its Subsidiaries is in compliance with, and at all times prior to the date hereof has been in compliance with its own privacy policies and written commitments to customers, consumers and employees, concerning data protection, the privacy and security of personal data, and the nonpublic personal information of its customers, consumers and employees, in each case except where any such failure to comply would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect. At no time during the two years prior to the date hereof has the Company or any of its Subsidiaries received any written notice asserting any violations of any of the foregoing, except for violations that (A) have been resolved or (B) have not had, and are not reasonably expect to have, a Material Adverse Effect.
4.6.2Regulatory Enforcement Actions.  The Company, the Bank and its other Subsidiaries are in compliance in all material respects with all laws administered by and regulations of any Governmental Agency applicable to it or to them, except where the failure to comply would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect.  None of the Company, the Bank, the Company’s or the Bank’s Subsidiaries nor any of their officers or directors is now operating under any restrictions, agreements, memoranda, commitment letter, supervisory letter or similar regulatory correspondence, or other commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to the Company’s knowledge any such restrictions threatened, or any agreements, memoranda or commitments being sought by any Governmental Agency.  To the Company’s knowledge, no legal or regulatory violations previously identified by, or penalties or other remedial action previously imposed by, any Governmental Agency remains unresolved, except such violations, penalties or other remedial actions as would not reasonably be expected to result in a Material Adverse Effect.
4.6.3Pending Litigation.  There are no actions, suits, proceedings or written agreements pending, or, to the Company’s knowledge, threatened or proposed, against the Company or any of its Subsidiaries at law or in equity  before or by any Governmental Agency, that would reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that would reasonably be expected to result, singularly or in the aggregate, in a Material Adverse Effect.
4.6.4Environmental.  Except as would not reasonably be expected to result, singularly or in the aggregate, in a Material Adverse Effect, no Property is or, to the Company’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials and neither the Company nor any of its Subsidiaries has engaged in such activities. There are no claims or actions pending or, to the Company’s knowledge, threatened in writing against the Company or any of its Subsidiaries by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law, except for such claims or actions that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect.
4.6.5Brokerage Commissions.  Except for commissions paid to the Placement Agent, neither the Company nor any Affiliate of the Company is obligated to pay any brokerage commission, Placement Agent or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.
4.6.6Investment Company Act.  Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.7No Misstatement.  None of the representations or warranties made in the Transaction Documents or in any certificate delivered to the Purchasers by the Company prior to the Closing Date required pursuant to the terms of or in connection with this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.
4.8Internal Accounting Controls.  The Company and the Bank have established and maintain a system of internal control over financial reporting that pertains to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Company’s assets (on a consolidated basis), provides reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and the Bank’s receipts and expenditures are being made only in accordance with authorizations of the Company’s management and Board of Directors, and provides reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company on a consolidated basis that could reasonably be expected to have a Material Adverse Effect.  Such internal control over financial reporting is sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  Since the conclusion of the Company’s last completed fiscal year, there has not been and there currently is not (i) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting which is reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s or the Bank’s internal control over financial reporting.  The Company (A) has implemented and maintains disclosure controls and procedures reasonably designed and maintained to ensure that material information relating to the Company is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within the Company and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to materially and adversely affect the Company’s internal controls over financial reporting.  Such disclosure controls and procedures are effective for the purposes for which they were established.
4.9Tax Matters.  The Company, the Bank and each other Subsidiary of the Company have (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.
4.10Representations and Warranties Generally.  The representations and warranties of the Company set forth in this Agreement that do not contain a “Material Adverse Effect” qualification or other express materiality or similar qualification are true and correct in all material respects as of the Closing Date; provided that any representations and warranties made as of a specified date need only be true and correct as of such date. The representations and warranties of the Company set forth in this Agreement that contain a “Material Adverse Effect” qualification or any other express materiality or similar qualification are true and correct as of the Closing Date; provided that any representations and warranties made as of a specified date need only be true and correct as of such date.
5.GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

The Company hereby further covenants and agrees with the Purchaser, from the date hereof until the Closing Date, as follows:

5.1Compliance with Transaction Documents.  The Company shall comply with, observe and timely perform each and every one of its covenants, agreements and obligations under the Transaction Documents.

5.2Affiliate Transactions.  The Company shall not itself, nor shall it cause, permit or allow any of its Subsidiaries to enter into any transaction, including, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of the Company except (i) transactions solely between or among (A) the Company and any of its Subsidiaries or (B) Subsidiaries of the Company or (ii) upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors of the Company or any of its Subsidiaries involved in such transaction to be fair and reasonable and no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.
5.3Compliance with Laws.
5.3.1Generally.  The Company shall comply and cause the Bank and each of its other Subsidiaries to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of its business and the ownership of its properties, except, in each case, where such noncompliance would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect.
5.3.2Regulated Activities.  The Company shall not itself, nor shall it cause, permit or allow the Bank or any other of its Subsidiaries to (i) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect or (ii) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and, to the extent applicable, safe and sound banking practices.
5.3.3Taxes.  The Company shall and shall cause the Bank and any other of its Subsidiaries to timely pay and discharge all taxes, assessments and other governmental charges imposed upon the Company, the Bank or any of its Subsidiaries or upon the income, profits, or property of the Company or any of its Subsidiaries and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of the Company, the Bank or any other of its Subsidiaries, except, in each case, where failure to do so would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect.  Notwithstanding the foregoing, none of the Company, the Bank or any other of its Subsidiaries shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and appropriate reserves therefor shall be maintained on the books of the Company, the Bank or any of its Subsidiary, as the case may be.
5.3.4Corporate Existence.  The Company shall do or cause to be done all things reasonably necessary to maintain, preserve and renew (i) its existence and (ii) the existence of the Bank and its other Subsidiaries and (iii) its and their rights and franchises, except, in the case of clauses (ii) and (iii) if the Company determines that such preservation is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; provided, however, that the Company may consummate a merger in which (a) the Company is the surviving entity or (b) if the Company is not the surviving entity, the surviving entity assumes, by operation of law or otherwise, all of the obligations of the Company under the Subordinated Notes.
5.4Absence of Control.  It is the intent of the parties to this Agreement that in no event shall any Purchaser, by reason of any of the Transaction Documents, be deemed to control, directly or indirectly, the Company, and no Purchasers shall exercise, or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of the Company.
6.REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER.

Each Purchaser hereby represents and warrants to the Company, and covenants with the Company as follows:

6.1Legal Power and Authority.  Such Purchaser has all necessary power and authority to execute, deliver and perform such Purchaser’s obligations under this Agreement and to consummate the transactions contemplated hereby.  Such Purchaser is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
6.2Authorization and Execution.  The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of such Purchaser. This Agreement has been duly executed and delivered by such Purchaser. Assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement is a legal, valid and binding obligation of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.
6.3No Conflicts.  Neither the execution, delivery or performance of the Transaction Documents nor the consummation of any of the transactions contemplated thereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or lapse of time or both) under (i) such Purchaser’s organizational documents, (ii) any agreement to which such Purchaser is party, (iii) any law applicable to such Purchaser or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting such Purchaser.
6.4Purchase for Investment.  Such Purchaser is purchasing the Subordinated Notes for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same.  Such Purchaser has no present or contemplated agreement, undertaking, arrangement, obligation, Indebtedness or commitment providing for, or which is likely to compel, a disposition of the Subordinated Notes in any manner.
6.5Institutional Accredited Investor.  Such Purchaser is and will be on the Closing Date either (i) an “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1)-(3) and (7) of Rule 501(a) of Regulation D, and has no less than $5,000,000 in total assets, or (ii) a QIB.
6.6Financial and Business Sophistication.  Such Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Subordinated Notes.  Such Purchaser has relied solely upon its own knowledge of, and/or the advice of its own legal, financial, tax or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to purchase the Subordinated Notes.
6.7Ability to Bear Economic Risk of Investment.  Such Purchaser recognizes that an investment in the Subordinated Notes is a speculative investment that involves substantial risk, including risks related to the Company’s business, operating results, financial condition and cash flows, which risks it has carefully considered in connection with making an investment in the Subordinated Notes.  It has the ability to bear the economic risk of the prospective investment in the Subordinated Notes, including the ability to hold the Subordinated Notes indefinitely, and further including the ability to bear a complete loss of all of its investment in the Company.
6.8Information. Such Purchaser acknowledges that (i) it is not being provided with the disclosures that would be required if the offer and sale of the Subordinated Notes were registered under the Securities Act, nor is it being provided with any offering circular, private placement memorandum or prospectus prepared in connection with the offer and sale of the Subordinated Notes; (ii) it has conducted its own examination of the Company and the terms of the Subordinated Notes to the extent it deems necessary to make its decision to invest in the Subordinated Notes; (iii) it has availed itself of publicly available financial and other information concerning the Company to the extent it deems necessary to make its decision to purchase the Subordinated Notes (including meeting with representatives of the Company); and (iv) it has not received nor relied on any form of general solicitation or general advertising (within the meaning of Regulation D) from the Company in connection with the offer and sale of the Subordinated Notes. It has reviewed the information set forth in the Company’s Reports, including the risk factors set forth therein, the exhibits hereto in connection with the transactions contemplated by this Agreement.
6.9Access to Information.  Such Purchaser acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been requested by it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.
6.10Investment Decision.  Such Purchaser has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other Person, including the Company of the Placement Agent.  Neither such inquiries nor any other due diligence investigations conducted by such Purchaser or its advisors or representatives, if any, shall modify, amend or affect its right to rely on the Company’s representations and warranties contained herein.  Such Purchaser is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, including, without limitation, the Placement Agent, except for the express statements, representations and warranties of the Company made or contained in this Agreement.  Furthermore, such Purchaser acknowledges that (i) the Placement Agent has not performed any due diligence review on behalf of it and (ii) nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the purchase of the Subordinated Notes constitutes legal, tax or investment advice.
6.11Private Placement; No Registration; Restricted Legends. The Purchaser understands and acknowledges that the Subordinated Notes are “restricted securities” under the Securities Act and are being sold by the Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D promulgated under Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, or any applicable state securities laws, and accordingly, may be resold, pledged or otherwise transferred only in compliance with the registration requirements of federal and state securities laws or if exemptions from the Securities Act and applicable state securities laws are available to it. Further, while any Subordinated Notes remain in the restricted holding period pursuant to Rule 144 under the Securities Act, the Purchaser understands and acknowledges that any resale of such Subordinated Notes will be limited to a QIB under Rule 144A under the Securities Act. The Purchaser is not subscribing for the Subordinated Notes as a result of or subsequent to any general solicitation or general advertising, in each case within the meaning of Rule 502(c) of Regulation D, any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting. The Purchaser has not been solicited with respect to investment in the Subordinated Notes except in the jurisdiction of its address appearing on the Purchaser’s signature page to this Agreement. The Purchaser further acknowledges and agrees that all certificates or other instruments representing the Subordinated Notes will bear the restrictive legend set forth in the form of Subordinated Note. The Purchaser further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Subordinated Notes or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement. Neither the Placement Agent nor the Company have or has made or are or is making any representation, warranty or covenant, express or implied, as to the availability of any exemption from registration under the Securities Act or any applicable state securities laws for the resale, pledge or other transfer of the Subordinated Notes, or that the Subordinated Notes purchased by the Purchaser will ever be able to be lawfully resold, pledged or otherwise transferred.
6.12Placement Agent.  Such Purchaser will purchase the Subordinated Notes  directly from the Company and not from the Placement Agent and understands that neither the Placement Agent nor any other broker or dealer has any obligation to make a market in the Subordinated Notes.
6.13Not Debt of the Bank; Not Savings Accounts, Etc.  Such Purchaser acknowledges that the Company is a bank holding company and the Company’s rights and the rights of the Company’s creditors, including, the Noteholders (as defined in the Subordinated Notes), to participate in the assets of any Subsidiary during its liquidation or reorganization are structurally subordinate to the prior claims of the Subsidiary’s creditors. Such Purchaser acknowledges and agrees that the Subordinated Notes are not savings accounts or deposits of the Bank and are not insured or guaranteed by the FDIC or any Governmental Agency, and that no Governmental Agency has passed upon or will pass upon the offer or sale of the Subordinated Notes or has made or will make any finding or determination as to the fairness of this investment.

6.14Accuracy of Representations.  Such Purchaser understands that each of the Placement Agent and the Company are relying and will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by the Purchaser are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Placement Agent and the Company.
6.15Representations and Warranties Generally; Reliance by the Company.  The representations and warranties of the Purchaser set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of the Closing Date and as otherwise specifically provided herein.  Any certificate signed by a duly authorized representative of such Purchaser and delivered to the Company or to counsel for the Company shall be deemed to be a representation and warranty by the Purchaser to the Company as to the matters set forth therein.  The Purchaser acknowledges and agrees that the Company and, for purposes of the legal opinion to be delivered pursuant to Section 3.2.1.2, counsel for the Company, may rely upon the accuracy of the representations and warranties of the Purchaser, and compliance by the Purchaser with its agreements contained in this Section 6, and the Purchaser hereby consents to such reliance.
7.MISCELLANEOUS.
7.1Prohibition on Assignment by the Company.  Except as described in Section 8(b) (Merger or Sale of Assets) of the Subordinated Notes, the Company may not assign, transfer or delegate any of its rights or obligations under this Agreement or the Subordinated Notes without the prior written consent of all the Noteholders (as defined in the Subordinated Note).
7.2Time of the Essence.  Time is of the essence for this Agreement.
7.3Waiver or Amendment.  No waiver or amendment of any term, provision, condition, covenant or agreement herein shall be effective unless in writing and signed by the Company and Purchasers constituting Noteholders (as defined in the Notes) holding, at such time, an aggregate principal amount of Subordinated Notes equal to or greater than 50.1% of the aggregate principal amount of all Subordinated Notes outstanding at such time. In addition, the Company may amend or supplement any Transaction Document to cure any ambiguity, defect or inconsistency or to provide for uncertificated Subordinated Notes in addition to or in place of certificated Subordinated Notes or to make any change that does not materially adversely affect the rights of any Purchaser. Failure on the part of the Purchasers to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by the Purchasers of their rights hereunder or impair any rights, powers or remedies on account of any breach or default by the Company.
7.4Required Waiver Disclosure.  Appendix A hereto sets forth certain disclosures relating to the Placement Agent that the Company is providing to the Purchasers. Notwithstanding anything to the contrary herein or otherwise, the Company makes no representation or warranty as to the completeness or accuracy of the information set forth on Appendix A.

7.5Severability.  Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein.  Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular Persons or situations, the remainder of this Agreement, and the application of such provision to Persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.
7.6Notices.  Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed, postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight commercial courier promising next business day delivery, or if by email with confirmation of transmission, addressed:
if to the Company:	National Bank Holdings Corporation 7800 East Orchard Road, Suite 300 Greenwood Village, Colorado 80111 Tel: (303) 529-3349 Attention: Angela Petrucci, General Counsel
with a copy to:	legal@nbhbank.com and Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 Tel: (212) 403-1000 Attention: Mark F. Veblen, Esq.
if to the Purchaser:	To the address indicated on the Purchaser’s signature page to this Agreement.

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above.  Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, three (3) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next Business Day delivery was requested).

7.7Successors and Assigns.  This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns; except that (i) unless each Purchaser consents in writing, no assignment made by the Company in violation of this Agreement shall be effective or confer any rights under this Agreement on any purported assignee of the Company, and (ii) unless such assignment complies with the Assignment Form attached to the Subordinated Notes, no assignment made by any Purchaser shall be effective or confer any rights under this Agreement on any purported assignee of any Purchaser.  The term “successors and assigns” will not include a purchaser of any of the Subordinated Notes from any Purchaser merely because of such purchase but shall include a purchaser of any of the Subordinated Notes pursuant to an assignment complying with the Assignment Form attached to the Subordinated Notes.
7.8No Joint Venture.  Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of the Purchaser, shall be deemed to make a Purchaser a partner or joint venturer with the Company.
7.9Public Announcement.  The Company and each Purchaser agree that no public release, statement, announcement, or other disclosure detailing the purchase of Subordinated Notes pursuant to this Agreement that refers to the other party or parties by name shall be issued by any party without the prior written consent of the other party so named (which consent shall not be unreasonably withheld, conditioned or delayed), except as otherwise required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company shall use commercially reasonable efforts, to the extent permitted by applicable law, to allow the Purchasers reasonable time to comment on such release or announcement in advance of such issuance.
7.10Entire Agreement.  The Transaction Documents, along with any exhibits hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto.  No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in the Transaction Documents.
7.11Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its laws or principles of conflict of laws (other than Section 5-1401 of the New York General Obligations Law).
7.12No Third Party Beneficiary.  This Agreement is made for the sole benefit of the Company and the Purchasers, and no other Person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other Person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder; provided, that the Placement Agent may rely on the representations and warranties contained herein to the same extent as if it were a party to this Agreement.
7.13Legal Tender of United States.  All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.

7.14Captions; Counterparts.  Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.  In the event that any signature is delivered by facsimile transmission, or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.
7.15Knowledge; Discretion.  All references herein to a Purchaser’s or the Company’s knowledge shall be deemed to mean the knowledge of such party based on the actual knowledge of such party’s Chief Executive Officer and Chief Financial Officer or such other persons holding equivalent offices.  Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by a Purchaser, to the making of a determination or designation by a Purchaser, to the application of a Purchaser’s discretion or opinion, to the granting or withholding of a Purchaser’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to a Purchaser, or otherwise involving the decision making of the Purchaser, shall be deemed to mean that the Purchaser shall decide using the reasonable discretion or judgment of a prudent lender.
7.16Waiver of Right to Jury Trial.  TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT THEY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH ANY OF THE TRANSACTION DOCUMENTS, OR ANY OTHER STATEMENTS OR ACTIONS OF THE COMPANY OR THE PURCHASERS.  THE PARTIES HERETO ACKNOWLEDGE THAT THEY HAVE BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF THEIR OWN FREE WILL.  THE PARTIES HERETO FURTHER ACKNOWLEDGE THAT (I) THEY HAVE READ AND UNDERSTAND THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (II) THIS WAIVER HAS BEEN REVIEWED BY THE PARTIES HERETO AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR ENTRY INTO THIS AGREEMENT AND (III) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.
7.17Expenses.  Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement; provided that at the Closing the Company shall bear, and upon request by Purchasers, reimburse each Purchaser for all reasonable out-of-pocket fees and expenses of attorneys incurred by such Purchaser in connection with the negotiation and preparation of this Agreement and undertaking of the transactions contemplated pursuant to this Agreement for a flat fee of $5,000.00.
7.18Survival.  Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof (or, in the case of the representations and warranties of the Company, the date that there are no Subordinated Notes outstanding, if earlier). Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

COMPANY: NATIONAL BANK HOLDINGS CORPORATION By: Name: Title:

[Company Signature Page to Subordinated Note Purchase Agreement]

IN WITNESS WHEREOF, the Purchaser has caused this Agreement to be executed by its duly authorized representative as of the date first written above.

PURCHASER: By: Name: Title:
Address of Purchaser: [●]
Principal Amount of Purchased Subordinated Note: $[●]